Exhibit 99.1

Contact:	Brian J. Begley
Vice President, Investor Relations
(215) 546-5005
(215) 553-8455 (fax)

ATLAS PIPELINE PARTNERS, L.P.

REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

Philadelphia, PA, March 2, 2009 – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL” or the “Partnership”) today reported financial results for the fourth quarter and full year 2008.

The results of the fourth quarter 2008 include:

•

Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, of $98.3 million, compared to $73.6 million for the prior year fourth quarter. A reconciliation of non-GAAP measures, including adjusted EBITDA, distributable cash flow, and adjusted net income, is provided within the financial tables of this release;

•

Distributable cash flow, a non-GAAP measure, of $75.8 million, compared to $45.5 million for the prior year fourth quarter. The Partnership declared a quarterly cash distribution for the fourth quarter 2008 of $0.38 per common limited partner unit. The Partnership’s distribution coverage ratio for the fourth quarter 2008 was 1.5x based upon cash flow from ongoing operations;

•

Adjusted net income, a non-GAAP measure, of $31.7 million for the fourth quarter 2008, compared to $27.1 in the prior year fourth quarter. After including the non-cash goodwill impairment charge and non-recurring derivative gains recognized in the current quarter as described below, on a GAAP basis the Partnership recognized a net loss of $456.0 million for the fourth quarter 2008 compared with a net loss of $101.5 million for the prior year fourth quarter; and,

•

System-wide volumes of 1,346.2 million cubic feet per day (“Mmcfd”) for the fourth quarter 2008 compared to volumes of approximately 1,211.7 Mmcfd for the prior year fourth quarter, an increase of approximately 11%.

During the fourth quarter 2008, Partnership generated $48.8 million of benefit from the following actions:

•

The Partnership repurchased approximately $60.0 million in face amount of its Senior Notes in December 2008 for an aggregate purchase price of approximately $40.1 million, generating a gain of approximately $19.9 million;

•

The Partnership entered into early settlement arrangements on approximately 13% of its commodity hedge contracts covering 2009 natural gas liquids (NGL) and condensate production volumes. The Partnership received approximately $18.9 million in net proceeds from these early settlements concluded in December 2008. The net proceeds from these settlements were used to reduce outstanding indebtedness; and,

•	The Partnership recognized a $10.0 million benefit resulting from the early termination of certain derivative positions.

Subsequent to the end of the fourth quarter 2008 and during February 2009, the Partnership received an additional $19.5 million from further early settlements of NGL and condensate hedges related to 2009. A summary of the Partnership’s commodity hedge position is included at the end of this release.

*    *    *

Mid-Continent Segment Results

Full Year

•

Mid-Continent segment total revenue for the full year 2008 increased to $1,447.3 million, or approximately 80% compared with the prior year, excluding the effect of non-cash derivative expenses and the non-recurring cash derivative early termination expense. This increase principally reflects a full year’s contribution from the Chaney Dell and Midkiff/Benedum systems and higher average commodity prices compared to the full year 2007.

•

The NOARK Ozark Gas Transmission (“OGT”) system’s throughput volume for full year 2008 increased to 442.5 MMcfd, or 36%, compared with the prior year. OGT’s throughput capacity increased during the fourth quarter 2008 to 500 MMcfd from 400 MMcfd through additional compression added to the system.

•

The Elk City/Sweetwater system’s average natural gas processed volume increased to 232.7 MMcfd for the full year, an increase of 3% when compared with the prior year. Average NGL production increased by 1,078 barrels per day (“bpd”) for the full year 2008, or approximately 12%, when compared with the prior year. The Partnership connected 73 new wells to the Elk City/Sweetwater system during full year 2008.

•

The Velma system’s average natural gas processed volume was 60.1 MMcfd for the full year 2008 compared with the prior year average of 62.5 MMcfd. Average NGL production increased by 238 bpd for the full year 2008, or approximately 4%, when compared with the prior year. The Partnership connected 27 new wells to its Velma system during the full year 2008.

•

The Chaney Dell system’s average natural gas processed volume for the full year 2008 was 245.6 MMcfd, a decrease of 3% when compared with the prior year. Average NGL production volumes increased to 13,263 bpd, or 3% when compared to the prior year. The Partnership connected 343 new wells to its Chaney Dell system during the full year 2008.

•

The Midkiff/Benedum system’s average natural gas processed volume was 135.5 MMcfd for the full year 2008, compared to 140.4 MMcfd for the prior year. The Partnership connected 169 new wells to its Midkiff/Benedum system during the full year 2008.

Fourth Quarter

•

Mid-Continent segment total revenue decreased $107.7 million, or approximately 32%, compared with the prior year fourth quarter to $225.9 million for the fourth quarter 2008, excluding the effect of non-cash derivative expenses and the non-recurring cash derivative early termination expense. This decrease principally relates to a system-wide decrease in volumes and lower average commodity prices.

•	The NOARK Ozark Gas Transmission (“OGT”) system’s throughput volume for the fourth quarter 2008 increased to 531.3 MMcfd, or 43%, compared with the prior year fourth quarter.

•

The Elk City/Sweetwater system’s average natural gas processed volume for the fourth quarter 2008 was 221.2 MMcfd, a 4% decrease when compared with the prior year fourth quarter. The Partnership connected 18 new wells to the Elk City/Sweetwater system during the fourth quarter 2008.

•	The Velma system’s average natural gas processed volume for the fourth quarter 2008 was 57.7 MMcfd, a 5% decrease when compared with the prior year fourth quarter.

•

The Chaney Dell system’s average natural gas processed volume for the fourth quarter 2008 was 243.3 MMcfd, a decrease of 5% when compared with the prior year fourth quarter. The Partnership connected 70 new wells to its Chaney Dell system during the fourth quarter 2008.

•

The Midkiff/Benedum system’s average natural gas processed volume was 127.5 MMcfd, a decrease of 9% when compared with the prior year fourth quarter. The Partnership connected 50 new wells to its Midkiff/Benedum system during the fourth quarter 2008.

Appalachia Segment Results

Full Year

•

Total revenue for the Appalachia segment increased $13.1 million, or approximately 37%, to $48.7 million for the full year 2008, compared with $35.6 million the prior year due principally to higher throughput volume generated through new wells connected to the Partnership’s gathering system, the acquisition of the McKean processing plant and gathering system in central Pennsylvania in August 2007, and the acquisition of the Volunteer gathering system in northeastern Tennessee in February 2008. The increase in total revenue for the Appalachia segment was also due to an increase in the average transportation rate in comparison with the prior year.

•

Throughput volume increased to 87.3 MMcfd for the full year 2008, an increase of 27% when compared with the prior year, resulting from the connection of new wells to the Appalachia gathering system, primarily through its relationship with Atlas Energy Resources, LLC (NYSE: ATN) (“Atlas Energy”), and throughput associated with the McKean and Volunteer gathering systems. The Volunteer gathering system serves several counties northwest of Knoxville, Tennessee, an area of active drilling and production including that of Atlas Energy.

•	For the full year 2008, 741 new wells were connected to the Appalachia gathering system compared with 607 new wells for the prior year, representing a 22% increase.

Fourth Quarter

•

Total revenue for the Appalachia segment for the fourth quarter 2008 increased to $11.8 million, or approximately 17%, when compared with the prior year fourth quarter, due principally to higher throughput volume generated primarily through new wells connected to the Partnership’s gathering system and the acquisition of the Volunteer gathering system in northeastern Tennessee in February 2008.

•

Throughput volume increased to a record 97.1 MMcfd for the fourth quarter 2008, an increase of 22.9 MMcfd or 31%, when compared with the prior year fourth quarter resulting from the connection of new wells to the Appalachia gathering system, primarily through its relationship with Atlas Energy, and throughput associated with the McKean and Volunteer gathering systems.

•	During the fourth quarter 2008, 120 new wells were connected to the Appalachia gathering system compared with 166 new wells for the prior year fourth quarter.

Corporate and Other

•

General and administrative expense, including amounts reimbursed to affiliates, decreased $60.6 million to $0.4 million for full year 2008 when compared with $61.0 million for the prior year. This decrease was primarily related to a $70.3 million decrease in non-cash compensation expense, partially offset by higher costs of managing the Partnership’s operations, including the Chaney Dell and Midkiff/Benedum systems acquired in late July 2007 and capital raising and strategic activities. The decrease in non-cash compensation expense was principally attributable to a $36.3 million gain recognized during the full year 2008 in comparison to an expense of $33.4 million for the prior year for certain common unit awards for which the ultimate amount to be issued was determined after the completion of the Partnership’s 2008 fiscal year and was based upon the financial performance of certain acquired assets. The gain was the result of a significant change in the Partnership’s common unit market price at December 31, 2008 when compared with the December 31, 2007 price, which was utilized in the calculation of the non-cash compensation expense for these awards, and lower financial performance of the certain assets acquired in comparison to estimated performance. General and administrative expense also decreased from $9.4 million for the fourth quarter 2007 to income of $13.3 million for the current comparable quarter. This decrease was primarily related to a $19.9 million decrease in non-cash compensation expense and lower costs of managing the Partnership’s operations, including lower incentive compensation expense.

•

Depreciation and amortization increased $39.1 million to $90.1 million for the full year 2008 when compared with the prior year due primarily to the depreciation associated with the Chaney Dell and Midkiff/Benedum assets, which were acquired by the Partnership in July 2007, and the Partnership’s expansion capital expenditures incurred subsequent to December 31, 2007. Depreciation and amortization also increased $1.9 million to $23.5 million for the fourth quarter 2008 when compared with the prior year comparable quarter due primarily to the Partnership’s expansion capital expenditures incurred subsequent to December 31, 2007.

•

Interest expense increased to $84.8 million for the full year 2008 compared with $61.5 million for the prior year. This $23.3 million increase was primarily due to a $14.7 million increase in interest expense associated with the term loan issued in connection with the Partnership’s acquisition of the Chaney Dell and Midkiff/Benedum systems, $11.1 million of interest expense related to the Partnership’s June 2008 issuance of $250.0 million of 10-year 8.75% senior unsecured notes in a private placement transaction and higher interest expense associated with increased borrowings under its revolving credit facility, partially offset by lower interest rates on its revolving credit facility borrowings. The Partnership’s net proceeds from the issuance of its 8.75% senior unsecured notes were utilized to repay a portion of the indebtedness under its senior secured term loan and its revolving credit facility. Interest expense for the fourth quarter 2008 decreased slightly to $23.2 million from $23.4 million for the prior year comparable quarter. The slight decline was primarily due to a $6.9 million decrease in interest expense associated with the Partnership’s term loan due to lower floating interest rates and the repayment of certain amounts outstanding, partially offset by $5.3 million of interest expense associated with the Partnership’s 8.75% senior unsecured notes and $1.6 million of increased amortization of deferred finance costs.

•

Goodwill and other asset impairment loss of $698.5 million for the full year 2008 consisted of a $676.9 million impairment charge to the Partnership’s goodwill as a result of its annual goodwill impairment test and a $21.6 million write-off of costs related to a pipeline expansion project. The goodwill impairment resulted from the reduction of management’s estimated fair value of its reporting units in comparison to their carrying amounts at December 31, 2008. Management used all available information to determine its estimated fair value of its reporting units, including the present values of expected future cash flows using discount rates and market capitalization rates. The Partnership’s estimated fair value of its reporting units was impacted by many factors, including the significant deterioration of commodity prices and global economic conditions during the fourth quarter of 2008. These estimates were subjective and based upon numerous assumptions about future operations and market conditions, which are subject to change.

•

Gain on early extinguishment of debt of $19.9 million for the year ended December 31, 2008 resulted from the Partnership’s repurchase of approximately $60.0 million in face amount of its senior unsecured notes for an aggregate purchase price of approximately $40.1 million plus accrued interest of approximately $2.0 million. The notes repurchased were comprised of $33.0 million in face amount of its 8.125% senior unsecured notes and approximately $27.0 million in face amount of its 8.75% senior unsecured notes. All of the senior unsecured notes repurchased have been retired and are not available for re-issue.

•

Minority interest expense decreased from $3.9 million for the full year 2007 to income of $22.8 million for the full year 2008. This decrease was primarily due to lower net income for the Chaney Dell and Midkiff/Benedum joint ventures, which were formed to effect the Partnership’s acquisition of control of the respective systems. The decrease in net income of the Chaney Dell and Midkiff/Benedum joint ventures was principally due to a goodwill impairment charge of $613.4 million for the goodwill originally recognized upon acquisition of these systems. The minority interest represents Anadarko’s 5% ownership interest in the net income of the Chaney Dell and Midkiff/Benedum joint ventures.

At December 31, 2008, the Partnership had $1,493.4 million of total debt, including $707.2 million outstanding on its term loan that matures in 2014, $484.2 million of senior unsecured notes that mature in 2015 and 2018, and $302.0 million of outstanding borrowings under its revolving credit facility that matures in 2013. The Partnership also has interest rate swap contracts for a notional principal amount totaling $450.0 million which expire during the first half of 2010. These contracts convert a portion of the Partnership’s LIBOR-based floating rate exposure under its term loan and revolving credit facility to a fixed LIBOR rate averaging 3.02%, plus the applicable margin as defined under the terms credit facility.

Interested parties are invited to access the live webcast of an investor call with management regarding the Partnership’s fourth quarter and full year 2008 results on Monday, March 2, 2009 at 11:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 1:00 pm ET on Monday, March 2, 2009. To access the replay, dial 1-888-286-8010 and enter conference code 86387823.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, southern Kansas, northern and western Texas and the Texas Panhandle, the Partnership owns and operates eight active gas processing plants and a treating facility, as well as approximately 9,100 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,835 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit the Partnership’s website at www.atlaspipelinepartners.com or contact Investor Relations at bbegley@atlaspipelinepartners.com.

Atlas Pipeline Holdings, L.P. is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common units of Atlas Pipeline Partners.

Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. The Company sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of the Company’s acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact Investor Relations at bbegley@atlasamerica.com.

Atlas America, Inc. owns an approximate 64% limited partner interest in Atlas Pipeline Holdings, L.P., an approximate 2% direct limited partner interest in Atlas Pipeline Partners and an approximate 46% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC. For more information, please visit its website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of the Partnership to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Financial Summary

(unaudited; in thousands, except per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
STATEMENTS OF OPERATIONS
Revenue:
Natural gas and liquids	$160,413	$324,259	$1,370,000	$761,118
Transportation, compression, and other fees – affiliates	10,797	8,496	43,293	33,169
Transportation, compression, and other fees – third parties	16,692	15,242	56,416	48,616
Other income (loss), net	191,621	(134,449)	(55,519)	(174,103)

Total revenue and other income (loss), net	379,523	213,548	1,414,190	668,800

Costs and expenses:
Natural gas and liquids	142,581	237,885	1,086,142	587,524
Plant operating	14,417	16,514	60,835	34,667
Transportation and compression	5,005	3,607	17,886	13,484
General and administrative	(11,125)	6,312	(1,070)	55,047
Compensation reimbursement – affiliates	(2,207)	3,119	1,487	5,939
Depreciation and amortization	23,515	21,601	90,124	50,982
Interest	23,231	23,400	84,843	61,526
Goodwill and other asset impairment	690,546	—	698,508	—
Gain on early extinguishment of debt	(19,867)	—	(19,867)	—
Minority interest	(30,574)	2,564	(22,781)	3,940

Total costs and expenses	835,522	315,002	1,996,107	813,109

Net loss	(455,999)	(101,454)	(581,917)	(144,309)
Preferred unit dividend effect	—	—	—	(3,756)
Preferred unit dividends	(332)	—	(1,769)	—
Preferred unit imputed dividend cost	—	(636)	(505)	(2,494)

Net loss attributable to common limited partners and the general partner	$(456,331)	$(102,090)	$(584,191)	$(150,559)

Allocation of net loss attributable to common limited partners and the general partner:
Common limited partners’ interest	$(447,159)	$(104,217)	$(664,119)	$(163,071)
General partner’s interest	(9,172)	2,127	79,928	12,512

Net loss attributable to common limited partners and the general partner	$(456,331)	$(102,090)	$(584,191)	$(150,559)

Net loss attributable to common limited partners per unit:
Basic and Diluted	$(9.73)	$(2.69)	$(15.62)	$(6.75)

Weighted average common limited partner units outstanding:
Basic and Diluted	45,946	38,713	42,513	24,171

Capital expenditure data:
Maintenance capital expenditures	$1,299	$5,315	$6,674	$9,115
Expansion capital expenditures	78,241	57,904	319,260	130,532

Total	$79,540	$63,219	$325,934	$139,647

	December 31,
	2008	2007
Balance Sheet Data (at period end):
Cash and cash equivalents	$1,520	$11,980
Total assets	2,445,533	2,877,614
Total debt	1,493,427	1,229,426
Total partners’ capital	683,179	1,273,960

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Segment Information

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Mid-Continent
Revenue:
Natural gas and liquids	$159,884	$323,074	$1,366,270	$759,553
Transportation, compression, and other fees	16,235	14,858	55,007	48,041
Other income (loss), net	191,577	(134,520)	(55,836)	(174,438)

Total revenue and other income (loss), net	367,696	203,412	1,365,441	633,156

Costs and expenses:
Natural gas and liquids	142,296	237,294	1,084,318	586,677
Plant operating	14,417	16,514	60,835	34,667
Transportation and compression	1,598	1,806	6,637	7,249
General and administrative	(12,649)	4,826	(7,636)	48,332
Depreciation and amortization	21,688	20,320	83,694	46,327
Goodwill and other asset impairment loss	688,242	—	696,204	—
Minority interest	(30,574)	2,564	(22,781)	3,940

Total costs and expenses	825,018	283,324	1,901,271	727,192

Segment loss	$(457,322)	$(79,912)	$(535,830)	$(94,036)

Appalachia
Revenue:
Natural gas and liquids	$529	$1,185	$3,730	$1,565
Transportation, compression, and other fees – affiliates	10,797	8,493	43,293	33,169
Transportation, compression, and other fees – third parties	457	387	1,409	575
Other income, net	44	71	317	335

Total revenue and other income, net	11,827	10,136	48,749	35,644

Costs and expenses:
Natural gas and liquids	285	591	1,824	847
Transportation and compression	3,407	1,801	11,249	6,235
General and administrative	(341)	2,302	4,027	6,327
Depreciation and amortization	1,827	1,281	6,430	4,655
Goodwill impairment loss	2,304	—	2,304	—

Total costs and expenses	7,482	5,975	25,834	18,064

Segment income	$4,345	$4,161	$22,915	$17,580

Reconciliation of segment income (loss) to net loss:
Segment income (loss):
Mid-Continent	$(457,322)	$(79,912)	$(535,830)	$(94,036)
Appalachia	4,345	4,161	22,915	17,580

Total segment loss	(452,977)	(75,751)	(512,915)	(76,456)
Corporate general and administrative income (expense)	342	(2,303)	(4,026)	(6,327)
Interest expense	(23,231)	(23,400)	(84,843)	(61,526)
Gain on early extinguishment of debt	19,867	—	19,867	—

Net loss	$(455,999)	$(101,454)	$(581,917)	$(144,309)

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

(unaudited; in thousands, except per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Reconciliation of total revenue and other income (loss), net to adjusted total revenue and other income (loss), net(1):
Total revenue and other income (loss), net	$379,523	$213,548	$1,414,190	$668,800
Non-cash derivative expense (income)	(151,786)	130,168	(115,767)	169,424
Early termination cash derivative expense(2)	10,000	—	197,641	—
Non-recurring crude oil to natural gas liquids price correlation impact(3)	—	—	10,653	—

Adjusted total revenue and other income (loss), net	$237,737	$343,716	$1,506,717	$838,224

Reconciliation of net loss to adjusted net income(1):
Net loss	$(455,999)	$(101,454)	$(581,917)	$(144,309)
Non-cash derivative expense (income)	(151,786)	130,168	(115,767)	169,424
Early termination cash derivative expense(2)	10,000	—	197,641	—
Non-recurring crude oil to natural gas liquids price correlation impact(3)	—	—	10,653	—
Unrecognized economic impact of Anadarko acquisition(4)	—	—	—	10,423
Goodwill and other asset impairment loss, net of associated minority interest of $30,671	659,875	—	667,837	—
Gain on early extinguishment of debt	(19,867)	—	(19,867)	—
Non-cash linefill (gain) loss(5)	9,240	(1,777)	7,797	(2,270)
Non-cash compensation expense (income)	(19,737)	210	(34,010)	36,306

Adjusted net income	31,726	27,147	132,367	69,574
Preferred unit dividend effect	—	—	—	(3,756)
Preferred unit dividends	(332)	—	(1,769)	—
Preferred unit imputed dividend cost	—	(636)	(505)	(2,494)

Adjusted net income attributable to common limited partners and the general partner	$31,394	$26,511	$130,093	$63,324

Allocation of adjusted net income attributable to common limited partners and the general partner:
Common limited partners’ interest	$30,763	$21,799	$104,477	$46,513
General partner’s interest	631	4,712	25,616	16,811

Adjusted net income attributable to common limited partners and the general partner	$31,394	$26,511	$130,093	$63,324

Adjusted net income attributable to common limited partners per unit:
Basic	$0.67	$0.56	$2.46	$1.92

Diluted	$0.66	$0.55	$2.41	$1.81

Weighted average common limited partner units outstanding:
Basic	45,946	38,713	42,513	24,171

Diluted	46,597	39,675	43,413	25,695

See footnotes at on page 10 of this earnings release.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

(unaudited; in thousands, except per unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Reconciliation of net loss to other non-GAAP measures(1):
Net loss	$(455,999)	$(101,454)	$(581,917)	$(144,309)
Depreciation and amortization	23,515	21,601	90,124	50,982
Goodwill and other asset impairment loss, net of associated minority interest of $30,671	659,875	—	667,837	—
Unrecognized economic impact of Anadarko acquisition(4)	—	—	—	10,423
Interest expense	23,231	23,400	84,843	61,526

EBITDA	250,622	(56,453)	260,887	(21,378)
Non-cash derivative expense (income)	(151,786)	130,168	(115,767)	169,424
Early termination cash derivative expense(2)	10,000	—	197,641	—
Non-recurring crude oil to natural gas liquids price correlation impact(3)	—	—	10,653	—
Non-cash linefill (gain) loss(5)	9,240	(1,777)	7,797	(2,270)
Other non-cash items(6)	—	1,414	—	1,414
Non-cash compensation expense (income)	(19,737)	210	(34,010)	36,306

Adjusted EBITDA	98,339	73,562	327,201	183,496
Interest expense	(23,231)	(23,400)	(84,843)	(61,526)
Amortization of deferred financing costs	2,296	690	5,946	7,380
Preferred unit dividends	(332)	—	(1,769)	—
Maintenance capital expenditures	(1,299)	(5,315)	(6,674)	(9,115)

Distributable cash flow(7)	$75,773	$45,537	$239,861	$120,235

(1)

Adjusted net income, adjusted total revenue and other income (loss), net, EBITDA, adjusted EBITDA and distributable cash flow are non-GAAP (generally accepted accounting principles) financial measures under the rules of the Securities and Exchange Commission. Management of the Partnership believes that adjusted net income, adjusted total revenue and other income (loss), net, EBITDA, adjusted EBITDA and distributable cash flow provide additional information for evaluating the Partnership’s ability to make distributions to its common unitholders and the general partner, among other things. These measures are widely used by commercial banks, investment bankers, rating agencies and investors in evaluating performance relative to peers and pre-set performance standards. EBITDA and adjusted EBITDA are also financial measurements that, with certain negotiated adjustments, are utilized within the Partnership’s financial covenants under its credit facility. Adjusted net income, adjusted total revenue and other income (loss), net, EBITDA, adjusted EBITDA and distributable cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income, total revenue and other income (loss), net, operating income, or cash flows from operating activities in accordance with GAAP.

(2)

During the year ended December 31, 2008, the Partnership made net payments of $274.0 million, which resulted in a net cash expense recognized of $197.6 million, related to the early termination of derivative contracts that were principally entered into as proxy hedges for the prices received on the ethane and propane portion of the Partnership’s NGL equity volume. These derivative contracts were put into place simultaneously with the Partnership’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and related to production periods ranging from the end of the second quarter of 2008 through the fourth quarter of 2009. These settlements were funded through the Partnership’s June 2008 issuance of 5.75 million common limited partner units in a public offering and issuance of 1.39 million common limited partner units to Atlas Pipeline Holdings, L.P. (NYSE: AHD), the owner of the Partnership’s general partner, and Atlas America, Inc. (NASDAQ: ATLS), the parent of Atlas Pipeline Holdings, L.P.’s general partner, in a private placement. In connection with this transaction, the Partnership also entered into an amendment to its credit facility to revise the definition of consolidated EBITDA to allow for the add-back of charges relating to the early termination of certain derivative contracts for debt covenant calculation purposes when the early termination of derivative contracts is funded through the issuance of common equity.

(3)

Represents the non-recurring impact generated from the decline in the price correlation of crude oil and natural gas liquids during the second quarter 2008 and the resulting impact it had on certain crude oil derivative instruments (“proxy hedges”) which the Partnership intended to mitigate the effect of commodity price movements on the ethane and propane portion of its natural gas liquid production volume. These derivative instruments were put in place simultaneously with the Partnership’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and have become less effective as a result of significant increases in the price of crude oil and less significant increases in the price of ethane and propane. During 2008, the Partnership closed the derivative positions it had on approximately 85% of the ethane and propane portion of its NGL production volume for the periods from principally the 2nd quarter 2008 through the 4th quarter of 2009 for an aggregate net cost of $274.0 million (see Note 2). As such, the Partnership’s future cash flow should more accurately reflect the revenues generated from its ethane and propane volumes produced in its natural gas processing operations.

(4)

The acquisition of the Chaney Dell and Midkiff/Benedum systems was consummated on July 27, 2007, although the acquisition’s effective date was July 1, 2007. As such, the Partnership received the economic benefits of ownership of the assets as of July 1, 2007. However, in accordance with accounting regulations, the Partnership has only recorded the results of the acquired assets commencing on the closing date of the acquisition.

(5)	Includes the non-cash impact of commodity price movements on pipeline linefill inventory.
(6)	Includes the cash proceeds received from the sale of the Partnership’s Enville plant and the non-cash loss recognized within the Partnership’s statements of operations.
(7)

In connection with the acquisition of control of the Chaney Dell and Midkiff/Benedum systems, the Partnership’s general partner, which holds all of the incentive distribution rights in the Partnership, agreed to allocate up to $5.0 million of its incentive distribution rights per quarter back to the Partnership through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter. The general partner also agreed that the resulting allocation of incentive distribution rights back to the Partnership would be allocated after the General Partner receives the initial $3.7 million per quarter of incentive distribution rights through the quarter ended December 31, 2007, and $7.0 million per quarter thereafter.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Operating Highlights

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Mid-Continent – Velma System(1)
Natural Gas
Gross natural gas gathered – mcfd	60,494	62,396	63,196	62,497
Gross natural gas processed – mcfd	57,689	60,533	60,147	60,549
Gross residue natural gas – mcfd	45,530	46,481	47,497	47,234
Natural Gas Liquids
Gross NGL sales – bpd	6,485	6,645	6,689	6,451
Condensate
Gross condensate sales – bpd	262	232	280	225

Mid-Continent – Elk City/Sweetwater System(1)
Natural Gas
Gross natural gas gathered – mcfd	246,768	296,647	280,860	298,200
Gross natural gas processed – mcfd	221,178	229,527	232,664	225,783
Gross residue natural gas – mcfd	200,665	208,826	210,399	206,721
Natural Gas Liquids
Gross NGL sales – bpd	9,336	9,582	10,487	9,409
Condensate
Gross condensate sales – bpd	429	166	332	212

Mid-Continent – Chaney Dell System(1)(2)
Natural Gas
Gross natural gas gathered – mcfd	270,187	261,867	276,715	259,270
Gross natural gas processed – mcfd	243,290	256,063	245,592	253,523
Gross residue natural gas – mcfd	243,173	220,031	239,498	221,066
Natural Gas Liquids
Gross NGL sales – bpd	13,156	13,060	13,263	12,900
Condensate
Gross condensate sales – bpd	842	577	791	572

Mid-Continent – Midkiff/Benedum System(1)(2)
Natural Gas
Gross natural gas gathered – mcfd	140,449	145,217	144,081	147,240
Gross natural gas processed – mcfd	127,508	139,623	135,496	141,568
Gross residue natural gas – mcfd	91,027	94,583	92,019	94,281
Natural Gas Liquids
Gross NGL sales – bpd	18,075	20,557	19,538	20,618
Condensate
Gross condensate sales – bpd	707	1,053	1,142	1,346

Mid-Continent – NOARK system(1)
Ozark Gas Transmission throughput – mcfd	531,305	371,425	442,464	326,651

Appalachia(1)
Throughput – mcfd	97,104	74,198	87,299	68,715

(1)	“Mcf” represents thousand cubic feet; “Mcfd” represents thousand cubic feet per day; “Bpd” represents barrels per day.
(2)	The Chaney Dell and Midkiff/Benedum systems were acquired on July 27, 2007.

ATLAS PIPELINE PARTNERS, L.P. AND SUBSIDIARIES

Current Hedge Positions

(as of February 19, 2009)

Interest Fixed-Rate Swap

Term	Notional Amount	Type
January 2008-January 2010	$200,000,000	Pay 2.88%—Receive LIBOR
April 2008-April 2010	$250,000,000	Pay 3.14%—Receive LIBOR

Natural Gas Liquids Sales – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price
	(gallons)	(per gallon)
2009	7,854,000	$0.746

Crude Oil Sales Options (associated with NGL volume)

Production Period Ended December 31,	Crude Volume	Associated NGL Volume	Average Crude Strike Price	Option Type
	(barrels)	(gallons)	(per barrel)
2009	301,300	16,429,434	$80.00	Puts purchased
2009	202,800	18,057,312	$125.70	Puts sold(1)
2009	253,500	22,571,640	$143.20	Calls purchased(1)
2009	1,893,200	102,074,574	$81.02	Calls sold
2010	3,127,500	202,370,490	$81.09	Calls sold
2010	714,000	45,415,440	$120.00	Calls purchased(1)
2011	606,000	32,578,560	$95.56	Calls sold
2011	252,000	13,547,520	$120.00	Calls purchased(1)
2012	450,000	24,192,000	$97.10	Calls sold
2012	180,000	9,676,800	$120.00	Calls purchased(1)

Natural Gas Sales – Fixed Price Swaps

Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(2)	(per mmbtu)(2)
2009	4,770,000	$8.611
2010	4,560,000	$8.526
2011	2,160,000	$8.270
2012	1,560,000	$8.250

Natural Gas Basis Sales
Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(2)	(per mmbtu)(2)
2009	4,770,000	$(0.558)
2010	4,560,000	$(0.622)
2011	2,160,000	$(0.664)
2012	1,560,000	$(0.601)

Natural Gas Purchases – Fixed Price Swaps
Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(2)	(per mmbtu)(2)
2009	12,970,000	$8.680
2010	8,940,000	$8.580
2011	2,160,000	$8.270
2012	1,560,000	$8.250

Natural Gas Basis Purchases
Production Period Ended December 31,	Volumes	Average Fixed Price
	(mmbtu)(2)	(per mmbtu)(2)
2009	12,970,000	$(0.654)
2010	8,940,000	$(0.600)
2011	2,160,000	$(0.700)
2012	1,560,000	$(0.610)

Ethane Put Options

Production Period Ended December 31,	Volume	Average Strike Price	Option Type
	(gallons)	(per gallon)
2009	5,544,000	$0.7068	Puts purchased

Propane Put Options

Production Period Ended December 31,	Volume	Average Strike Price	Option Type
	(gallons)	(per gallon)
2009	5,460,000	$1.4642	Puts purchased

Isobutane Put Options
Production Period Ended December 31,	Volume	Average Strike Price	Option Type
	(gallons)	(per gallon)
2009	126,000	$0.7500	Puts purchased

Normal Butane Put Options
Production Period Ended December 31,	Volume	Average Strike Price	Option Type
	(gallons)	(per gallon)
2009	113,400	$0.7350	Puts purchased

Natural Gasoline Put Options
Production Period Ended December 31,	Volume	Average Strike Price	Option Type
	(gallons)	(per gallon)
2009	126,000	$0.9650	Puts purchased

Crude Oil Sales

Production Period Ended December 31,	Volumes	Average Fixed Price
	(barrels)	(per barrel)
2009	27,000	$62.700

Crude Oil Sales Options
Production Period Ended December 31,	Volumes	Average Strike Price	Option Type
	(barrels)	(per barrel)
2009	40,000	$90.000	Puts purchased
2009	280,500	$80.017	Calls sold
2010	234,000	$83.027	Calls sold
2011	72,000	$87.296	Calls sold
2012	48,000	$83.944	Calls sold

(1)

Puts sold and calls purchased for 2009 represent collars entered into by the Partnership as offsetting positions for the calls sold related to ethane and propane production. In addition, calls were purchased for 2010 through 2012 to offset positions for calls sold. These offsetting positions were entered into to limit the loss which could be incurred if crude oil prices continued to rise.

(2)	Mmbtu represents million British Thermal Units.